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                        [LETTERHEAD OF MGM GRAND, INC.]

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FOR IMMEDIATE RELEASE                       CONTACT: ALEX YEMENIDJIAN
---------------------                                PRESIDENT, COO & CFO
                                                     (702) 891-3300

                    MGM GRAND ANNOUNCES ARRANGEMENTS FOR UP
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                          TO $2 BILLION IN FINANCING
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LAS VEGAS, NEVADA, JULY 23, 1997 - MGM Grand, Inc. (NYSE:MGG) today announced that it has amended, increased and extended its bank facility, and has filed a "shelf" registration statement with the Securities and Exchange Commission for the potential statement with the Securities and Exchange Commission for the potential issuance of debt and equity securities.


The Company's credit facility has been increased to $1.25 billion. In addition, the Company has the right to increase the facility to $1.5 billion, and is allowed to incur additional pari passu debt financing up to $500 million, and unlimited subordinated debt, subject to satisfying certain financial covenants. In total, the Company will have the ability to borrow up to $2 billion plus unlimited subordinated debt.


MGM Grand enjoys investment grade ratings from both Moody's and Standard and Poor's. Although the credit facility can become unsecured at the Company's option upon the unsecured facility receiving equivalent ratings, the company initially intends to maintain the facility secured. The expanded credit facility matures in December 2002, with the opportunity to extend the maturity for successive one year periods. Currently, the Company can borrow from the facility at a rate of approximately 6.25%.


The financing, along with free cash flow from operations, may be used to complete the City of Entertainment Master Plan at MGM Grand Las Vegas, to fund MGM Grand's currently planned projects in other jurisdictions and for general corporate purposes, including additional development opportunities and potential acquisitions.


The bank syndication was led by BA securities, Inc. and the group consists of 26 banks, with Bank of America National Trust and Savings Association as Administrative Agent, and Societe Generale, The Bank of Nova Scotia, Bank of Scotland, Bankers Trust Company, CIBC Inc., Commerzbank AG-Los Angeles Branch, The Long Term Credit Bank of Japan Ltd.-Los Angeles Agency, PNC Bank, National Association and Wells Fargo Bank, N.A. as Managing Agents, and Fleet Bank, N.A. as Co-Agent.

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Upon the shelf registration becoming effective, the Company will be able to issue up to $600 million of debt and equity securities on terms and conditions to be determined at the time of sale. Such securities will be offered only by means of a prospectus which will set forth in detail the terms of the securities to be sold.

J. Terrence Lanni, the Company's Chairman and Chief Executive Officer said, "The $2 billion financing package, when combined with our strong cash flow from existing operations, will give us the resources and flexibility to roll out our previously announced expansion projects and take advantage of other opportunities."

Alex Yemenidjian, the Company's President, Chief Operating Officer and Chief Financial Officer said, "Our strong operations and balance sheet have made these new financing arrangements possible. This is an important step in positioning MGM Grand as the premier name in gaming entertainment."


MGM Grand, Inc. is an entertainment, hotel and gaming company headquartered in Las Vegas, Nevada. The Company owns and operates the MGM Grand Hotel/Casino in Las Vegas, the MGM Grand Hotel/Casino in Darwin, Australia, and a 50% interest in the New York-New York Hotel/Casino in Las Vegas.


A registration statement relating to the securities covered by the "shelf" registration statement has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy to be accepted prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of the securities covered by the "shelf" registration statement in any State wherein such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.


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